Exhibit 5.1

February 22, 2018

MuleSoft, Inc.

77 Geary Street, Suite 400

San Francisco, California 94108

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MuleSoft, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 6,565,504 shares of Class A common stock reserved for issuance pursuant to the MuleSoft, Inc. 2017 Equity Incentive Plan and 2,626,201 shares of Class A common stock reserved for issuance pursuant to the MuleSoft, Inc. 2017 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A common stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.